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                    January 26, 2021

       Suneetha Nandana Silva Sudusinghe
       President
       CANNABIS SUISSE CORP.
       Lerzenstrasse 12
       8953 Dietikon, Switzerland

                                                        Re: CANNABIS SUISSE
CORP.
                                                            Form 10-K/A for the
Year Ended May 31, 2020
                                                            Filed October 27,
2020
                                                            File No. 333-213009

       Dear Mr. Sudusinghe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing